UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 11, 2009

Date of Report (Date of earliest event reported)

CAI International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33388	94-3298884
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

One Embarcadero Center, Suite 2101, San Francisco, CA		94111
(Address of principal executive offices)		(Zip Code)

(415) 788-0100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

On March 11, 2009, the Compensation Committee of the Board of Directors of CAI International, Inc. (the “Company”) awarded a $277,190 bonus to its Chief Executive Officer, Masaaki (John) Nishibori. Under the terms of Mr. Nishibori’s Employment Agreement, dated as of December 31, 2008 (the “Employment Agreement”), he is entitled to receive a sliding scale profit-sharing bonus each year if the Company’s “Pre-Tax Profit” (as defined in the Employment Agreement) for the fiscal year exceeds a specified percentage of the Company’s budgeted Pre-Tax Profit for that fiscal year. However, because the Company recognized a net loss in 2008 due to a $50.2 million non-cash goodwill impairment charge, Mr. Nishibori was not entitled to a profit-sharing bonus under the terms of his Employment Agreement. In deciding to award Mr. Nishibori a bonus for 2008, the Compensation Committee disregarded the goodwill impairment charge and awarded him the amount of the bonus that he would have received if the calculation of the Company’s Pre-Tax Profit under the Employment Agreement had excluded the goodwill impairment charge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAI INTERNATIONAL, INC.

Dated: March 13, 2009	By:	/s/ Victor M. Garcia
		Name:	Victor M. Garcia
		Title:	Senior Vice President and Chief Financial Officer